Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 2 to Form S-3 of our report dated January 29, 2003, except for Note 23 as to which the date is February 20, 2003, relating to the financial statements, which appears in the 2002 Annual Report to Shareholders, which is incorporated by reference in Exelon Corporation's Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated January 29, 2003, relating to the financial statement schedule of Exelon Corporation, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the heading "Experts" in such Registration Statement.



/s/ Pricewaterhouse Coopers LLP

January 13, 2004